Exhibit 10.5

October 5, 2007

Renee Bell

1301 N. Coronado Street

Los Angeles, CA 90026

Dear Renee,

On behalf of Metropark USA Inc., I am pleased to confirm the details of your promotion as follows:

• Title:	CEO/Director

• Reporting to:	Board

• Base Salary:	Your salary will be $325,000 annually, paid bi-weekly. Payment of wages will continue throughout the duration of active employment with Metropark.

• Effective Date:	October 7, 2007

• Performance Incentive Award:	You will be eligible to participate in the Company bonus pool with a target bonus of up to 25%.

• Stock Option Grant:	We will request that the Compensation Committee approve an option grant, under the Metropark USA, Inc. 2007 Stock Option Plan, of 500,000 shares of Metropark USA, Inc. Common Stock at an exercise price of $2.20 per share. You will be provided with a copy of the Stock Option Plan along with your option agreement for execution.

• At Will Agreement:	This offer letter is intended to provide general guidelines and is not to be construed in any way as an employment contract. Your employment with Metropark USA, Inc. is At-Will, meaning that it may be terminated by either you or the Company at any time, with or without cause or notice.

Congratulations and we wish you much continued success with Metropark!

Sincerely,

/s/ Orv Madden		/s/ Renee Bell
Orv Madden	Date	Renee Bell	Date
Chairman

532 Coral Ridge Place	City of Industry, CA 91746	Phone: (626) 968-1415	Fax: (626) 604-4960